UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
"                   WASHINGTON, D.C. 20549"

                        SCHEDULE 13G

             UNDER THE SECURITIES EXCHANGE ACT OF 1934


      CRIIMI MAE INC
--------------------------------------------------
           (NAME OF ISSUER)


              PFD B CONV $25
--------------------------------------------------
        (TITLE OF CLASS OF SECURITIES)


226603207
--------------------------------------------------
             (CUSIP NUMBER)


"             FEBRUARY 8, 2006"
--------------------------------------------------
   (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   {X} RULE 13D-1(B)

   { } RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to
"   the subject class of securities,and for any subsequent "
   amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page
"   shall not be deemed to be ""filed"" for the purpose of Section "
"   18 of the Securities Exchange Act of 1934 (""Act"") or otherwise "
   subject to the liabilities of that section of the Act but shall
"   be subject to all other provisions of the Act (however, "
   see the notes.)

CUSIP NO. 226603207      SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

"        FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.  (#38-2562340)"

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        MICHIGAN

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        NONE

   (6)  SHARED VOTING POWER

"166,780"

   (7)  SOLE DISPOSITIVE POWER

        NONE

   (8)  SHARED DISPOSITIVE POWER

"166,780"

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

        166780   *SEE NOTE 1*

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.46%

   (12) TYPE OF REPORTING PERSON

               IA

   (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

         {X} RULE 13D-1(b)

         { } RULE 13D-1(c)

         { } RULE 13D-1(d)

CUSIP  226603207    SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

        CRIIMI MAE INC

   ITEM 1 (B)    ADDRESS OF ISSUER

        11200 ROCKVILLE PIKE
        SUITE 400
"                ROCKVILLE, MD 20852"

   ITEM 2 (A)    NAME OF PERSON FILING

"                 FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD"

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 111 CASS ST.
"                 TRAVERSE CITY, MI. 49684"

   ITEM 2 (C)    CITIZENSHIP

                 MICHIGAN

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 PFD B CONV $25

   ITEM 2 (E)    CUSIP NO.

226603207

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

CUSIP 226603207     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

                 166780   * SEE NOTE 1 *

   ITEM 4 (B)    PERCENT OF CLASS

10.46%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                 NONE

          (ii)   SHARED POWER TO VOTE

"166,780"

          (iii)  SOLE POWER TO DISPOSE

                 NONE

          (iv)   SHARED POWER TO DISPOSE

"166,780"

          ** NOTE 1 **
"         FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD IS A "
"         REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL "
         CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS
"         OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD."
"         BECAUSE OF THIS, FINANCIAL & INVESTMENT MANAGEMENT"
"         GROUP, LTD DISCLAIMS BENEFICIAL OWNERSHIP."

   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY
"                CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD"
"                NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE"
                OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                NOT APPLICABLE

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE

   ITEM (10)    CERTIFICATION
"                By signing below, I certify that, to the best of my knowledge"
"                and belief, the securities referred to above were acquired in"
                the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influecing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and
"                belief, I certify that the information set forth in this"
"                statement is true, complete and correct."


"                February 8, 2006"

                Drew A. Ahrens
                CCO